Exhibit 8.2

[SHEARMAN & STERLING LLP, GERMAN LETTERHEAD]

March 27, 2012

Elster Group SE

Frankenstraße 362

45133 Essen

Germany

Ladies and Gentlemen:

We have acted as German tax counsel to Elster Group SE (the "Company") in connection with the Registration Statement on Form F-3, including the prospectus contained therein (together, as amended through the date hereof, the "Registration Statement"), filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder (the "Rules") on March 27, 2012, relating to the registration of shares of the Company’s common stock ("Common Shares"), par value €1.00, which will be represented by American Depositary Shares ("ADSs") evidenced by American depositary receipts.

  In arriving at the opinion expressed below, we have examined and relied upon the following documents:

(i)	the Registration Statement;

(ii)	the Deposit Agreement (the "Deposit Agreement") between the Company and Deutsche Bank Trust Company Americas as Depositary dated September 29, 2010; and

(iii)	any other documents that in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering the opinion set forth below, we have, without independent investigation, assumed the following:

(i)	that the respective parties to all such documents and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents; and

(ii)	no person will conduct any activities on behalf of the Company other than as contemplated by such documents.

We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. The opinion is based on German tax law (including, but not limited to, interpretation circulars issued by German tax authorities, which are not binding on German courts) as in effect on the date hereof, and may be affected by amendments to the tax law or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion herein other than as to the tax law of the Federal Republic of Germany.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the statements set forth under the heading "Taxation - German Taxation" in the Registration Statement, insofar as such statements purport to discuss certain German tax laws, represent our opinion with respect to the matters referred to therein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and further consent to the use of our opinions under the heading "Taxation" in the Registration Statement. We also consent to the references to our firm under the headings "Taxation" and "Legal Matters" in the Registration Statement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Shearman & Sterling LLP

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